Exhibit 10.27

NOVELIS 2017 Executive LONG-TERM INCENTIVE PLAN
(“2017 Executive LTIP”)

1.	Title and Administration.
This plan will be administered by Novelis Corporate Human Resources. The Compensation Committee of the Novelis Inc. Board of Directors has final authority to interpret and construe the terms and conditions of the plan, including but not limited to final authority to determine eligibility for and the amount of benefits payable under the plan. The Compensation Committee’s decisions will be final and binding on all parties.
Unless the context requires a different meaning, any reference to “Novelis” or the “Company” in this plan means Novelis Inc.

2.	Performance Period and Award Date.
The performance period will be fiscal years 2017 through 2019. The performance period will commence on April 1, 2016 and end on March 31, 2019. The award date will be May 5, 2016, or such later dates as may be determined for a particular employee as provided in paragraph 6(d) below.

3.	Eligibility.
Employees in job band 3 and higher are eligible to participate.

4.	Approval of Target Opportunity.
The target opportunity for each job band will be approved by the Compensation Committee or the Board as appropriate.

5.	Plan Design. The total incentive opportunity will be in the form of Novelis Performance Units (50%), Hindalco Stock Appreciation Rights (20%), and Hindalco Restricted Stock Units (30%).

(i)	Novelis Performance Units.
(a)Value. Each Novelis Performance Unit (“PU”) will be valued at $100 and will be fixed over the performance period.
(b)Performance Achievement Calculations. The PUs are at-risk, and the actual number of PUs that vest will be based on the achievement against pre-established goals of average return on capital employed (“ROCE”) over the performance period. Actual payout will range from 50% (threshold) to 200% (maximum) of target award value, based on actual results, and will be paid in cash. Performance results between threshold level and target level or between target level and maximum level are determined by means of interpolation.

(c)
ROCE means Net Operating Profit After Taxes (“NOPAT”) divided by fiscal year average Capital Employed (“CE”); average CE for a fiscal year will be based on the beginning and ending balances for a fiscal year. ROCE will be calculated for each fiscal year during the performance period and a simple average will then be computed by adding the sum of each fiscal year’s ROCE over the performance period divided by the number of fiscal years in the performance period.
o   “NOPAT” means (i) operating EBITDA minus (ii) all the following: depreciation, derivatives not in operating EBITDA, book tax, adjustments to eliminate proportional consolidation, and all Net Other Costs, plus/minus (iii) gain /(loss) on extinguishment of debt.
o   “CE” means (i) book debt plus (ii) book equity plus (iii) goodwill impairment (fixed at $1.5 billion) less (iv) cash in excess of $400 million, plus (v) any new impairment impacting equity; this total amount will be normalized for dividend and/or capital payments, if any.

(d)Additional Calculation for Certain Participants. For certain participants identified by the Compensation Committee in its discretion, if Novelis Net Debt divided by Earnings Before Interest, Taxes and Depreciation (“ND/EBITDA”) is greater than 4.0 at the end of the performance period, the number of PUs that vest based upon ROCE achievement will be multiplied by 50%. If ND/EBITDA is less than or equal to 4.0 at the end of the performance period, the number of PUs that vest based upon ROCE achievement will be multiplied by 120%.

◦	“ND” means Novelis total book debt less cash and will be normalized for dividend and/or capital payments, if any

◦
“EBITDA” means  Novelis Operating EBITDA, which is equivalent to “Segment Income” as disclosed publicly in Novelis Inc.’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission.

(ii)	Hindalco Stock Appreciation Rights.
(a)Value. Each Hindalco Stock Appreciation Right (“Hindalco SAR”) will track the appreciation value of one Hindalco share.
(b)Exercise Price. The exercise price of the Hindalco SARs will be determined by using the average of the high and low of the stock price of Hindalco shares on the date the award is authorized by the Compensation Committee.
(e)Vesting. The Hindalco SARs will vest one-third each anniversary of the award date, subject to achievement of performance criteria each fiscal year. The annual performance criterion for vesting is achievement by Novelis Inc. of 75% of Operating EBITDA before Metal Price Lag.

◦
“Operating EBITDA before Metal Price Lag” means “Segment Income” as reported in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “Form 10-K”) reduced by 1) the impact from timing differences in the pass-through of metal price changes to our customers, net of realized derivative instruments; and further reduced by 2) the impact from re-measuring to current exchange rates any monetary assets and liabilities which are denominated in a currency other than the functional currency of the reporting unit, net of realized and unrealized derivative instruments. .

(f)
Exercise. Except as provided under paragraph 8 below, vested Hindalco SARs may be exercised by the employee at any time prior to the seventh anniversary of the award date. At the time of exercise, the participant will receive a cash payment equal to the product of (i) the number of Hindalco SARs exercised, times (ii) the increase in value of one Hindalco share from the award date through the closing price on the date of exercise. If an employee exercises on a date the

Bombay Stock Exchange is closed, the market price will be the closing price of Hindalco shares as of the previous date the Bombay Stock Exchange was open for trading.
(g)Maximum Value. The total cash payouts over the seven-year term for each award of Hindalco SARs will be capped at a maximum of 3.0 times the value on the award date.

(iii)	Hindalco Restricted Stock Units.
(a)Value. Each RSU will be equivalent in value to one Hindalco share. The initial value of each RSU will be determined by using the average of the high and low of the stock price of Hindalco shares on the award date.
(b)Vesting. The RSUs will vest one- third each anniversary of the award date at which time the value will be paid in cash.
(c)Maximum Value. The total cash payouts over the three-year vesting period for each award of Hindalco RSUs will be capped at a maximum of 3.0 times the value on the award date.

6.	Other Aspects of the Plan.
(a)    Valuation. The Black Scholes method of valuation will be used to arrive at the number of SARs to be awarded to employees.

(b)	Exchange Rates. Currency exchange rates will be fixed on the award date.
(c)    Hiring After Award Date. Employees hired after the award date will be treated in the following manner.

i.
An employee who joins the plan after the award date but before the end of the second quarter of the fiscal year will be awarded PU, SAR and RSU opportunities at 90% of the target amount for the employee’s job band. The award date will be deemed to be the following October 1.

ii.
An employee who joins the plan during the third quarter of the fiscal year will be awarded PU, SAR and RSU opportunities at 75% of the target amount for the employee’s job band. The award date will be deemed to be the following January 1.

iii.	An employee who joins the plan after the start of the fourth quarter of the fiscal year will not be eligible for PU, SAR or RSU awards under this plan.

(d)	Promotion After Award Date. Employees promoted into an eligible job band or from one eligible job band to another during the fiscal year will be treated in the following manner.

i.
First Quarter. An employee who is promoted into an eligible job band during the first quarter of the fiscal year will be eligible for a full award less any award already received under this plan in the current fiscal year.

ii.
Second Quarter. An employee who is promoted into an eligible band during the second quarter of the fiscal year will be awarded PU, SAR and RSU opportunities at 90% of the target amount for the employee’s job band less any award already received. The award date will be deemed to be the following October 1.

iii.
Third Quarter. An employee who is promoted into an eligible job band during the third quarter of the fiscal year will be awarded PU, SAR and RSU opportunities at 75% of the target amount for the employee’s job band less any award already received. The award date will be deemed to be the following January 1.

iv.
Fourth Quarter. An employee who is promoted into an eligible job band after the start of the fourth quarter of the fiscal year will not be eligible for additional PU, SAR or RSU awards under this plan.

7.	Separation.

Event	Awards	Vesting and Exercise Treatment
Death Disability	SARs	All unvested SARs will vest immediately. Participant must exercise within one year, and in no event later than the seventh anniversary of the award date.
	RSUs	All unvested RSUs will vest immediately and will be cashed out 30 days following the date of death or disability.
	PUs	PUs will vest on a prorated basis (monthly proration) and will be cashed out as per performance achievement, on the date of vesting (end of performance period).
Retirement	SARs
If a participant retires more than one year after the award date, unvested SARs will continue on the vesting schedule and must be exercised no later than the third anniversary of Retirement. Previously vested SARs must be exercised prior to the seventh anniversary of the award date. In the the participant terminates employment due to Retirement before the first anniversary of the award date, all unvested SARs shall expire in their entirety at the close of business on the date of such Retirement.

RSUs
 If a participant retires more than one year after the award date, unvested RSUs will vest immediately and will be cashed out within 30 days following date of Retirement. In the event a participant terminates employment due to Retirement before the first anniversary of the award date, all unvested RSUs shall expire in their entirety at the close of business on the date of such Retirement.

	PUs	PUs will vest on a prorated basis (monthly proration) and will be cashed out as per performance achievement, on the date of vesting (end of performance period).

Change in Control	SARs	All unvested SARs will vest immediately and the vested portion will be cashed out within 30 days following a change in control.
	RSUs	All unvested RSUs will vest immediately and the vested portion will be cashed out within 30 days following a change in control.
PUs
PUs will vest on a prorated basis (monthly proration) and be cashed out 30 days following the date of a change in control, as per performance achievement for the financial year preceding the date of the change in control event. The targets for the performance metrics shall be considered for revision and modified as approved by the Board.

Intercompany Transfers	SARs
Unvested SARs, scheduled to vest within 6 months from the date of transfer, will continue to vest according to the original vesting schedule. The balance of the unvested SARs will lapse upon the date of transfer.

RSUs
Unvested RSUs, scheduled to vest within 6 months from the date of transfer, will continue to vest according to the original vesting schedule. The balance of the unvested RSUs will lapse upon the date of transfer.

	PUs	PUs will vest on a prorated basis (monthly proration), according to the original vesting schedule, Payout to be based on performance achievement on the date of vesting (end of performance period).
Voluntary Termination	SARs	All unvested SARs will lapse. Ninety days following termination to exercise vested SARs, not to exceed the seventh anniversary of the award date.
	RSUs	RSUs will be forfeited.
	PUs	PUs will be forfeited.
Involuntary Termination – Not For Cause Termination by Mutual Consent	SARs	SARs will vest on a prorated basis (monthly proration). Ninety days to exercise vested SARs, not to exceed the seventh anniversary of the award date.
	RSUs	RSUs will vest on a prorated basis and the vested portion will be cashed out 30 days following the date of termination.
	PUs	PUs will vest on a prorated basis (monthly proration) and will be cashed out as per performance achievement, on the date of vesting (end of performance period).
Involuntary Termination – For Cause	SARs	All vested and unvested SARs will be forfeited.
	RSUs	All vested and unvested RSUs will be forfeited.
	PUs	PUs will be forfeited.

8.	Other Definitions.
The following terms will have the meaning ascribed to them below.

(a)
Retirement. “Retirement” means separation from service with Novelis and its subsidiaries on or after (i) reaching 65 years of age or (ii) having a combination of age and service greater than or equal to 65 with a minimum age of 55.

(b)
Change in Control. “Change in control” means the first to occur of any of the following events: (i) any person or entity (excluding any person or entity affiliated with the Aditya Birla Group) is or becomes the beneficial owner, directly or indirectly through any parent entity of the Company or otherwise, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (the “Value or Vote of the Company”); provided, however, that a Change in Control shall not be deemed to have occurred in the event that (A) any person or entity becomes the beneficial owner of securities representing 50% or less of the Value or Vote of the Company through (i) an initial public offering, (ii) a secondary offering, (iii) a private placement of securities, (iv) a share exchange transaction, or (v) any similar share purchase transaction in which the Company or any of its affiliates issues securities (any such transaction, a “Share Issuance Transaction”); and (B) a person or entity’s beneficial ownership interest in the Value or Vote of the Company is diluted solely as a result of any Share Issuance Transaction; or (ii) the majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) the consummation of a merger or consolidation of the Company with any other entity not affiliated with the Aditya Birla Group, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, 50% or more of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or (iv) the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of its assets to a member of the Aditya Birla Group. Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this Section, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

9.	Compliance with §409A of the U.S. Internal Revenue Code of 1986, as amended.
To the extent applicable, this plan shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Notwithstanding anything in this plan to the contrary, all payments and benefits under this plan that would constitute non-exempt “deferred compensation” for purposes of Section 409A and that would otherwise be payable or distributable hereunder by reason of an individual’s termination of employment, will not be payable or distributable to individual unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.” Further, to the extent the individual is a “specified employee” within the meaning of Section 409A and notwithstanding paragraph 7 or any other provision herein to the contrary, then payment may not be made before the date which is six (6) months after the date of separation from service (or, if earlier, the date of death of individual).

10.	Taxes and Other Withholdings.
All payments under this plan shall be subject to applicable tax and other withholdings.